Exhibit 10.43

Palm, Inc.

SEVERANCE AGREEMENT

This Severance Agreement was previously entered into by and between Palm, Inc. (the “Company”) and you,                             , and is hereby amended and restated effective as of                  ,              the “Effective Date”). This amended and restated Severance Agreement shall be referred to as this “Agreement.” For purposes of this Agreement, the “Company” shall include any parent or subsidiary of the Company, unless the context clearly requires otherwise.

This Agreement is intended to incentivize you to remain with the Company by providing you with certain severance benefits in the event that your employment with the Company terminates under certain circumstances. This Agreement also is intended to provide you with enhanced financial security in recognition of your past and future service to the Company.

1. Eligibility for Severance Benefits. You will be entitled to the payments and benefits described in Section 2 only if either (i) the Company terminates your employment for a reason other than Cause, death or Disability or (ii) you terminate your employment with the Company pursuant to a Voluntary Termination for Good Reason, and you

(a) sign and deliver to the Company a Release of Claims satisfactory to the Company, and

(b) comply with all of the terms of this Agreement, including (but not limited to) Section 7 regarding Non-Disclosure, Non-Disparagement, Non-Solicitation and Other Continuing Obligations;

provided, however, that in the event you are employed by a subsidiary of the Company that is involved in a Spin-Off (as defined in Section 8), then you shall not be deemed to have been terminated for Cause and you shall not be permitted to terminate pursuant to a Voluntary Termination for Good Reason and receive the benefits described hereunder on account of the Spin-Off, but rather such subsidiary shall be deemed to be a successor of the Company (as determined under Section 8) and this Agreement shall inure to the benefit of the parties described in Section 8.

Notwithstanding the preceding, if your termination of employment would qualify you for payments and benefits under your Management Retention Agreement with the Company dated as of even date herewith, you will receive neither the payments nor the benefits described in Section 2. Instead, you will receive the payments and benefits to which you are entitled under your Management Retention Agreement.

2. Severance Benefits. If you meet the eligibility requirements described in Section 1, you will receive the following:

(a) Cash Payments. You will receive a cash payment equal to one hundred percent (100%) of your annual base salary in effect immediately prior to the date of your termination of employment (the “Termination Date”) (or, in the case of a Voluntary Termination for Good Reason pursuant to Section 4(c)(ii) of this Agreement, your annual base salary in effect immediately prior to the reduction that resulted in such Good Reason), less such deductions and withholdings required by law or authorized by you. This payment will be made in a lump sum on the Termination Date; provided, however, to the extent provided under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if such payment exceeds the lesser of (i) two (2) times the sum of your “annualized compensation” (as such term is used in the regulations to Code Section 409A) based on the annual rate of pay for services you provided to the Company for the taxable year or (ii) two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17), then you will receive a lump sum payment equal to the limit imposed by Section 409A (under (i) or (ii) above, as applicable) on the Termination Date. The sum in excess of the limit imposed by Section 409A will be paid in a lump sum promptly following the six (6) month anniversary of the Termination Date.

(b) Equity Award Vesting. Except as expressly addressed in Sections 2(c) and 2(d) below, any shares covered by Company equity awards, whether granted to you before, on or after the Effective Date that are unvested and unexpired on the Termination Date, except for equity awards that vest with a contingency based on the achievement of a performance objective or objectives or that have their vesting accelerate upon the achievement of a performance objective or objectives, will become vested and exercisable on the Termination Date if the shares otherwise would have vested (solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a Change of Control of the Company as defined in your Management Retention Agreement) during the one-year (1-year) period commencing on the Termination Date. Any equity awards that vest based on a combination of one or more performance objectives all of which have been met as of the Termination Date and a time-based vesting schedule will be treated for purposes of this paragraph as if they vested solely on a time-based vesting schedule. Any other unvested equity awards will be forfeited on the Termination Date.

(c) Lapse of Restrictions on Restricted Stock. Fifty percent (50%) of any shares of stock that you have purchased from the Company that remain subject to a right of repurchase on the Termination Date will vest on the Termination Date and the Company’s right of repurchase will terminate on that date, except for shares that vest and for which the Company’s right of repurchase terminates with a contingency based on the achievement of a performance objective or objectives or that have their vesting accelerate and for which the Company’s right of repurchase terminates upon the achievement of a performance objective or objectives. Any shares of stock that have a right of repurchase that lapses based on a combination of one or more performance objectives all of which have been met as of the Termination Date and a time-based vesting schedule will be treated for purposes of this paragraph as if they vested solely on a time-based vesting schedule.

(d) Acceleration of Restricted Stock Units. Fifty percent (50%) of any unvested restricted stock units (also known as performance shares) with respect to Company stock that are unvested and unexpired on the Termination Date will vest and be paid on the Termination Date, except for restricted stock units that vest with a contingency based on the achievement of a performance objective or objectives or that have their vesting accelerate upon the achievement of a performance objective or objectives. Any restricted stock units that vest based on a combination of one or more performance objectives all of which have been met as of the Termination Date and a time-based vesting schedule will be treated for purposes of this paragraph as if they vested solely on a time-based vesting schedule.

(e) Other Benefits. The Company will provide you with medical, dental and vision benefits coverage during the one-year (1-year) period beginning on the Termination Date, but only if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. For the duration of the one-year (1-year) period, the Company will pay the COBRA premiums otherwise payable by you (and your eligible dependents). After the one-year (1-year) period, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums (or those of your eligible dependents).

(f) Accrued Wages and Paid Time Off; Expenses. The Company will pay you: (i) any unpaid base salary due for periods prior to the Termination Date, (ii) all of your accrued and unused paid time off (“PTO”) through the Termination Date, and (iii) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies. These payments will be made promptly upon your employment termination and within the period of time mandated by law.

3. Other Terminations of Employment. If your employment with the Company is terminated by the Company for Cause, death or Disability, or if you voluntarily terminate your employment other than pursuant to a Voluntary Termination for Good Reason, you will not be entitled to receive any of the payments or benefits described in Section 2 of this Agreement. However, you may be eligible for benefits as may separately be provided under another of the Company’s severance and benefit plans and policies on the Termination Date. In addition, the Company will pay you: (i) any unpaid base salary due for periods prior to the Termination Date, (ii) all of your accrued and unused PTO through the Termination Date, and (iii) following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in your duties of employment with the Company that are reimbursable in accordance with the Company’s then-existing policies. These payments will be made promptly upon your employment termination and within the period of time mandated by law.

4. Definition of Terms. The following terms used in this Agreement shall have the following meanings:

(a) Cause. “Cause” means: (i) your willful dishonesty or fraud with respect to the business affairs of the Company; (ii) your intentional falsification of any employment or Company records; (iii) your misappropriation of or intentional damage to the business or property of the Company, including (but not limited to) the improper use or disclosure of the confidential or proprietary information of the Company (excluding misappropriation or damage that results in a loss of little or no consequence to the business or property of the Company); (iv) your conviction (including any plea of guilty or nolo contendere) of a felony that, in the judgment of the Board of Directors of Palm, Inc. (the “Board”) (excluding you) or its Compensation Committee, materially impairs your ability to perform your duties for the Company or adversely affects the Company’s reputation or standing in the community; or (v) your refusal to perform any assigned duties reasonably expected of a person in your position after your receipt of written notice by the Chief Executive Officer or Executive Chairman of Palm, Inc. of such refusal and a reasonable opportunity to cure (as described below).

You shall be given written notice by the Company of its intention to terminate you for Cause, which notice (i) shall state with particularity the grounds on which the proposed termination for Cause is based and (ii) shall be given no later than ninety (90) days after the occurrence of the event giving rise to such grounds (or ninety (90) days after such later date as represents the actual knowledge by an executive officer of Palm, Inc. (excluding you) of such grounds). The termination shall be effective upon your receipt of such notice; provided, however, that with respect to subsection (v) hereof, you shall have thirty (30) days after receiving such notice in which to cure any refusal to perform (to the extent such cure is possible). If you fail to cure such failure to perform within such thirty-day (30-day) period, your employment with the Company shall thereupon be terminated for Cause.

(b) Disability. “Disability” means that you have been unable to perform your duties as an employee of the Company as the result of your incapacity due to physical or mental illness, and such incapacity can be expected to either (i) result in death or (ii) last for a continuous period of not less than twelve (12) months from the initial date of such incapacity. Disability shall be determined at least sixty (60) days after the commencement of the incapacity by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability shall not to be unreasonably withheld or delayed). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate your employment. In the event that you resume the performance of substantially all of your duties hereunder before the termination of your employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(c) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” means your voluntary resignation within a period not to exceed six (6) months after the initial occurrence of any of the following (each a “Good Reason”): (i) a material reduction of your duties, title, authority or responsibilities (but excluding a change in reporting relationships unaccompanied by a material reduction in your duties, title, authority or responsibilities) relative to your duties, title, authority or responsibilities as in effect on the date of this Agreement or immediately prior to such reduction; (ii) a material reduction by the Company in your base salary as in effect on the date of this Agreement or immediately prior to such reduction; (iii) your relocation to a facility or working location more than thirty-five (35) miles from your facility or working location at such time; (iv) a material reduction by the Company in the aggregate level of employee benefits to which you were entitled on the date of this Agreement or immediately prior to such reduction (other than a reduction that generally applies to Company employees); (v) the failure of the Company to obtain the assumption of this Agreement by any successor; or (vi) the material breach by the Company of this Agreement or your Offer Letter. You must provide the Company a written notice of the occurrence of the foregoing conditions no later than ninety (90) days after the initial existence of such conditions. The Company may remedy the above condition(s) during the thirty-day (30-day) period following the receipt of such notice from you and upon so doing, a termination pursuant to a Voluntary Termination for Good Reason shall be deemed not to have occurred.

(d) Release of Claims. “Release of Claims” means a waiver by you of all employment-related obligations of the Company and all claims and causes of action against the Company and customary related persons.

5. Term of Agreement. This Agreement will have an initial term of one (1) year. On each anniversary of the Effective Date, this Agreement automatically will renew for an additional term of one (1) year unless at least six (6) months prior to such anniversary, you or the Company gives the other party written notice that this Agreement will not be renewed. If you have a termination of employment that entitles you to receive the payments and benefits described in Section 2, this Agreement will not terminate until all of your and the Company’s obligations under this Agreement have been satisfied. If you have a termination of employment that does not entitle you to receive the payments and benefits described in Section 2, this Agreement will terminate on the date you terminate employment.

6. At-Will Employment. The Company and you acknowledge that your employment is and will continue to be at will, as defined under applicable law, and may be terminated by either party at any time, with or without cause or notice.

7. Non-Disclosure, Non-Disparagement, Non-Solicitation and Other Continuing Obligations. In consideration of any severance benefits you receive hereunder, (i) you agree to continue to abide by the terms of the Employee Agreement and any related agreements that you executed in connection with your employment with the Company (including, but not limited to, the confidentiality, return of confidential information and other materials, invention assignment and non-solicitation provisions) and (ii) you agree, for a period of one (1) year, not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of the Company, its business, its products or any director, officer or other employee of the Company. For a period of one (1) year, the Company agrees to inform its “officers,” as that term is defined in 17 C.F.R. § 240.16a-l(f), not to make any communications or engage in any conduct that is or can reasonably be construed to be disparaging of you.

8. Assignment. This Agreement will be binding on and become of advantage to (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means (i) any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or (ii) any subsidiary of Palm, Inc. that ceases to be such as the result of Palm, Inc. distributing the securities of such subsidiary to the stockholders of Palm, Inc. (a “Spin-Off”). None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

9. Notices.

(a) General. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Palm, Inc.

950 W. Maude Avenue

Sunnyvale, CA 94085

Attn: General Counsel

If to you:

at your last residential address known by the Company.

(b) Notice of Termination. Any termination by the Company for Cause or by you pursuant to a Voluntary Termination for Good Reason as contemplated by Section 1 of this Agreement shall be communicated by a notice of termination to the other party hereto given in accordance with Section 4(a) or 4(c) of this Agreement, as applicable, and Section 9(a) of this

Agreement. Such notice will indicate the specific termination provision in this Agreement relied on, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the date of your employment termination (which will not be more than thirty (30) days after the giving of such notice, provided that such termination date will be tolled as necessary to comply with any cure period under Section 4(a) or 4(c), as applicable). Any failure on your part to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any of your rights under this Agreement or prevent you from asserting that fact or circumstance in enforcing this Agreement.

10. Severability. The parties hereto expressly agree and contract that it is not the intention of any of them to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without being impaired or invalidated in any way. The invalid portion of this Agreement shall be deemed to conform to a valid provision most closely approximating the intent of the invalid provision or, if such conformity is not possible, then the invalid part shall be deemed not to be a part of this Agreement at all.

11. Entire Agreement. This Agreement, your Management Retention Agreement, your Employee Agreement and the agreements evidencing any Company equity awards granted to you represent the entire agreement and understanding between the Company and you concerning your severance arrangements with the Company, and supersede and replace any and all prior agreements and understandings concerning your severance arrangements with the Company.

12. Arbitration.

(a) General. In consideration of your service to the Company, its promise to arbitrate all employment-related disputes and your receipt of the compensation, pay raises and other benefits paid to you by the Company, at present and in the future, you agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company or the termination of your service with the Company under this Agreement or otherwise, including (but not limited to) any breach of this Agreement but excluding any controversies, claims, or disputes arising out of your Management Retention Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes that you agree to arbitrate, and for which you thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. You further understand that this agreement to arbitrate also applies to any disputes that the Company may have with you.

(b) Procedure. You agree that any arbitration will be administered by the American Arbitration Association (the “AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or the California Code of Civil Procedure. You agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. You agree that the arbitrator shall issue a written decision on the merits. You also agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. You understand that the Company will pay for any administrative or hearing fees charged by the arbitrator or the AAA except that you shall pay the first two hundred dollars ($200.00) of any filing fees associated with any arbitration you initiate. You agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c) Remedy. Except as provided by the Rules or as otherwise provided in this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Rules, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding this, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law that the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, you agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement (including, but not limited to, Section 7 regarding Non-Disclosure, Non-Disparagement, Non-Solicitation and Other Continuing Obligations) or any other agreement regarding trade secrets, confidential information, nonsolicitation or California Labor Code § 2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e) Administrative Relief. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude you from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and that you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this Agreement.

13. Amendment; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of Palm, Inc. (other than you). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

14. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

15. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

16. Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

17. No Duty to Mitigate. You shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that you may receive from any other source.

18. Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date your employment with the Company terminates, or at such other time that the Company determines to be relevant, you are a “specified employee” (as such term is defined under Section 409A of the Code) of the Company and (ii) that any payments to be provided to you pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of your “separation from service” (as such term is defined under Section 409A of the Code) with the Company or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. In addition, if any provision of this Agreement would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

[NAME]

Date: ,

PALM, INC.

Date: ,
Name:
Title:

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